Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING APPOINTS JEFFREY SOLOMON AS SENIOR VICE PRESIDENT
AND CHIEF OPERATING OFFICER

Las Vegas, NV - February 25, 2016 - Affinity Gaming (“Affinity” or the “Company”) today announced the appointment of Jeffrey Solomon as the Company’s Senior Vice President and Chief Operating Officer, effective February 29, 2016.

“We are fortunate to have an executive of Jeff’s caliber join Affinity Gaming,” said Michael Silberling, the Company’s Chief Executive Officer. “Jeff’s breadth and depth of experience across a broad range of marketing and operating roles will be a valuable addition as we continue to improve the bottom line and look at other ways to create value for shareholders.”

Mr. Solomon joins Affinity from Caesars Entertainment (formerly Harrah’s Entertainment) where he served in various capacities since November 2001, most recently as Senior Vice President of Marketing Strategy. Previously, he led Operations at various Las Vegas casinos, including stints at Imperial Palace Hotel & Casino and Rio All-Suite Hotel and Casino. Mr. Solomon holds an MBA from the UCLA Anderson School of Management and a Bachelor’s Degree in History from Dartmouth College.

“I am pleased to be joining Affinity at this time” said Mr. Solomon. “Mike and the team have made great strides over the past year and I am energized to help lead the Company and build on what has already been accomplished.”

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact:
Jacques Cornet
ICR
(646) 277-1285
jacques.cornet@icrinc.com

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